Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 26, 2010
DIAMONDROCK HOSPITALITY COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
BETHESDA, Maryland, Friday February 26, 2010 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its fourth fiscal quarter and the full fiscal year ended December 31, 2009. The Company is a lodging focused real estate investment trust that owns twenty premium hotels in North America.
“Fundamentals in the U.S. travel industry continued to be difficult in the fourth quarter of 2009,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company. “However, we believe the worst is behind us and we are beginning the process of rebuilding demand and slowly improving the mix of business at our hotels. Going forward, we expect to achieve our growth objectives as our existing hotels benefit from the expected cyclical recovery and we deploy our investment capacity derived from our conservative balance sheet to complete attractive acquisition opportunities as they arise.”
Fourth Quarter 2009 Highlights
•	RevPAR: The Company’s RevPAR was $102.50, a decrease of 14.8 percent compared to the same period in 2008.
•	Hotel Adjusted EBITDA Margins: The Company’s Hotel Adjusted EBITDA margins were 21.27%, a decrease of 557 basis points compared to the same period in 2008.
•	Adjusted EBITDA: The Company’s Adjusted EBITDA was $32.9 million, a decline of 39.9% compared to the same period in 2008.
•	Adjusted FFO: The Company’s Adjusted FFO was $22.1 million and Adjusted FFO per diluted share was $0.18.
•	Frenchman’s Reef Mortgage Loan: The Company is currently in non-monetary default under the limited recourse mortgage loan secured by the Frenchman’s Reef Marriott as a result of not meeting certain deadlines to complete capital projects stipulated in the loan agreement. The Company is currently in discussions with the loan servicers to amend the loan to extend the deadline to complete such projects and waive any penalty interest incurred to date. In connection with the default, the Company accrued $3.1 million of penalty interest, which as of February 26, 2010 has not been paid. The accrual for penalty interest lowered the Company’s Adjusted FFO per share by $0.03 for the fourth quarter and full year, respectively. Some or all of the $3.1 million penalty interest accrual may be reversed in 2010 if the loan servicers accept our proposed amendment.

•	Management Transition Costs: The Company recorded approximately $2.6 million of expense related to two management changes. These non-recurring charges are added back to calculate the Company’s Adjusted EBITDA and Adjusted FFO.
•	Controlled Equity Offering Program: The Company completed its initial $75 million controlled equity offering program and initiated a new $75 million controlled equity offering program during the fourth quarter. Under the initial program, the Company sold 10.2 million shares at an average price of $7.34. Under the second program, the Company sold 5.9 million shares at an average sales price of $8.37. There is currently $25.4 million remaining under the second program.
•	Dividends: On January 29, 2010, the Company paid a dividend to stockholders of record as of December 28, 2009 in the amount of $0.33 per share. In total, $4.1 million of the dividend was paid in cash and $36.9 million was paid in shares of the Company’s common stock.
•	Debt Repayments: The Company repaid the $27.9 million loan secured by its Griffin Gate Marriott and the $5 million loan secured by its Bethesda Marriott Suites with corporate cash during the fourth quarter.
Full Year 2009 Highlights
•	RevPAR: The Company’s RevPAR was $104.60, a decrease of 17.6 percent compared to the same period in 2008.
•	Hotel Adjusted EBITDA Margins: The Company’s Hotel Adjusted EBITDA margins were 22.36%, a decrease of 520 basis points compared to the same period in 2008.
•	Adjusted EBITDA: The Company’s Adjusted EBITDA was $113.4 million, a decline of 36.6% compared to the same period in 2008.
•	Adjusted FFO: The Company’s Adjusted FFO was $82.8 million and Adjusted FFO per diluted share was $0.77.

Operating Results
Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margins,” “FFO,” “Adjusted FFO” and “same-store.”
For the fourth quarter ended December 31, 2009, the Company reported the following:
•	Revenues of $175.7 million compared to $218.0 million for the comparable period in 2008.
•	Adjusted EBITDA of $32.9 million compared to $54.6 million for the comparable period in 2008.
•	Adjusted FFO and Adjusted FFO per diluted share of $22.1 million and $0.18, respectively, compared to $41.5 million and $0.46, respectively, for the comparable period in 2008.
•	Net loss of $9.0 million (or $0.07 per diluted share) compared to net income of $13.8 million (or $0.15 per diluted share) for the comparable period in 2008.
Same-store RevPAR for the fourth quarter decreased 14.8 percent from $120.33 to $102.50 for the comparable period in 2008, driven by a 2.4 percentage point decrease in occupancy (from 67.8 percent to 65.4 percent) and an 11.7 percent decrease in the average daily rate (from $177.56 to $156.75). Same-store Hotel Adjusted EBITDA margins for its hotels decreased 557 basis points (from 26.84% to 21.27%) from the comparable period in 2008.
The Company’s 2009 fourth quarter included the period from September 12, 2009 to December 31, 2009 (111 days) whereas the 2008 fourth quarter included the period from September 6, 2008 to December 31, 2008 (117 days) for our 15 domestic Marriott-managed hotels. The difference in the number of days in each quarter negatively impacts the comparisons to the prior year. RevPAR for the 15 domestic Marriott-managed hotels was $148.58 for the period from September 6, 2008 to September 11, 2008. If the period from September 6, 2008 to September 11, 2008 was excluded from the fourth quarter of 2008, the Company’s pro forma RevPAR decline was 14.0%.
For the full year 2009, the Company reported the following:
•	Revenues of $575.7 million compared to $693.2 million for the comparable period in 2008.
•	Adjusted EBITDA of $113.4 million compared to $178.8 million for the comparable period in 2008.
•	Adjusted FFO and Adjusted FFO per diluted share of $82.8 million and $0.77, respectively, compared to $137.8 million and $1.48, respectively, for the comparable period in 2008.
•	Net loss of $11.1 million (or $0.10 per diluted share) compared to net income of $52.9 million (or $0.56 per diluted share) for the comparable period in 2008.
Same-store RevPAR for the full year 2009 decreased 17.6 percent from $126.95 to $104.60 for the comparable period in 2008, driven by a 4.1 percentage point decrease in occupancy (from 71.8 percent to 67.7 percent) and a 12.6 percent decrease in the average daily rate (from $176.73 to $154.45). Full year Hotel Adjusted EBITDA margins decreased 520 basis points (from 27.56% to 22.36%) from the comparable period in 2008.

Hotel Fundamentals
The Company’s RevPAR declined in 2009 by 17.6%. Most of the decline in RevPAR can be attributed to a significant decline in the average daily rate and reflects a number of negative trends within the Company’s primary customer segments, as well as a change in the mix between those segments. The Company’s room revenue by primary customer segment for the year ended December 31, 2009 was as follows:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	$ in millions	% of Total	$ in millions	% of Total
Business Transient	$92.9	25.5%	$131.1	29.5%
Group	134.1	36.7%	163.5	36.8%
Leisure and Other	138.0	37.8%	149.5	33.7%

Total	$365.0	100.0%	$444.1	100.0%

The business transient segment, traditionally the most profitable segment for hotels, experienced room revenue declines of almost 30% in 2009 due to a 15% decrease in room nights and an 18% decrease in average rate. The declines in business transient revenue moderated to 24% during the fourth quarter, the lowest level of decline during the year. The Company expects the business transient segment to remain depressed until there is a sustained improvement in the overall economic climate in the United States.  Business transient room revenue was partially replaced by lower-rated leisure and other business. Although leisure and other revenue declined during 2009 by almost 8%, room nights increased by over 5%.
In response to the current economic climate, a number of groups postponed, cancelled or reduced their meetings in 2009. As a result, the Company’s group room revenue declined 18% on a 12.5% decline in group room nights. Group business is not demonstrating the same moderating trends as business transient, as it was down 22% during the fourth quarter, but the group booking window remains very short. This effect was illustrated during the fourth quarter 2009 when the Company’s hotels booked, net of cancellations, 47% more group rooms than during the fourth quarter 2008. As of December 31, 2009, the Company’s 2010 group booking pace is approximately 17% lower than as the same time last year.
During 2009, the Company continued to identify and implement its aggressive cost containment program. As a result, despite the 17.6% decline in RevPAR, the Company’s 2009 Hotel Adjusted EBITDA margins declined only 520 basis points compared to the same period in 2008. Evidence of the success of some of these initiatives is as follows:
•	The Company reduced support costs at its hotels by approximately 10%.
•	The Company reduced the single largest hotel expense category, labor (wages & benefits) by almost 11%.
•	Productivity at the Company’s hotels increased just over 7%, as measured by man hours per occupied room.

Outlook
The impact of the severe economic recession on U.S. travel fundamentals and the Company’s operating results is likely to persist for some period of time. Lodging demand has historically correlated with several key economic indicators such as GDP growth, employment trends, corporate profits, consumer confidence and business investment. Although there have been recent signs that occupancy in the industry may have stabilized, average daily rates have continued to decline. Despite the occupancy stabilization, the shift from traditionally high-rated business transient customers to leisure customers has significantly impacted the profitability of our hotels. The Company does not anticipate a significant improvement in lodging fundamentals until its business mix improves. The Company expects lodging demand to follow its historical course and lag the general economic recovery by several quarters and thus, anticipates a challenging operating environment into 2010.
The recession has resulted in reduced travel as well as a heightened focus on reducing the cost of travel. During 2009, the impact resulted in a significant decline in ADR at the Company’s hotels and a more moderate decline in occupancy. The Company expects RevPAR to further decline in 2010, primarily as a result of declining ADR.
The Company is working closely with its hotel managers to control its hotel operating costs. However, certain of its cost categories are increasing at a rate greater than the current rate of inflation, including wages, benefits, utilities and real estate taxes. The combination of declining revenues and increasing operating costs will impact the Company’s operating results throughout 2010.
New hotel supply remains a short-term negative and a long-term positive. Although the industry benefited from supply growth less than historical averages from 2004 to 2007, new hotel supply began to increase at the end of the last economic expansion. While some of those projects have been delayed or eliminated, the rate of new supply is expected to approximate historical averages in 2010 for our portfolio. The Company has been or will be impacted by new supply in a few of its markets, most notably Chicago and Austin in 2010. Due to a number of factors, the Company expects below average supply growth for an extended period of time beginning in 2011, when it expects minimal new supply coupled with demand recovery to be a significant positive for operating fundamentals.
Balance Sheet and Liquidity
DiamondRock has always strived to operate its business with prudent leverage. The Company’s corporate goals and objectives for 2009, a year that experienced a significant industry downturn, were focused on preserving and enhancing its liquidity. Based on a comprehensive action plan, the Company took a number of steps to achieve that goal, as follows:
•	The Company completed a follow-on public offering of its common stock during the second quarter. The net proceeds, after deduction of offering costs, were approximately $82.1 million.
•	The Company initiated two separate $75.0 million controlled equity offering programs, raising net proceeds of $123.1 million through the sale of 16.1 million shares of common stock at an average price of $7.72 per share.

•	The Company repaid the entire $57 million outstanding on its senior unsecured credit facility during the year. The Company has no outstanding borrowings on its senior unsecured credit facility.
•	The Company refinanced the mortgage on its Courtyard Manhattan/Midtown East hotel with a $43.0 million secured loan from Massachusetts Mutual Life Insurance Company, which matures on October 1, 2014.
•	The Company repaid the $27.9 million loan secured by its Griffin Gate Marriott with corporate cash during the fourth quarter. The loan was scheduled to mature on January 1, 2010.
•	The Company repaid the $5 million loan secured by its Bethesda Marriott Suites with corporate cash during the fourth quarter. The mortgage debt was scheduled to mature in July 2010.
•	The Company paid 90% of its 2009 dividend in shares of its common stock, as permitted by the Internal Revenue Service’s Revenue Procedure 2009-15, as amplified and superseded by Revenue Procedure 2010-12, which preserved approximately $37 million of corporate cash.
•	The Company focused on minimizing capital spending during 2009. Its 2009 capital expenditures were $24.7 million, of which only $4.6 million was funded from corporate cash and the balance funded from escrow reserves.
As a result of the steps listed above, the Company achieved its 2009 goal to preserve and enhance its liquidity and decreased its net debt by 30% in 2009. As of December 31, 2009, the Company has $786.8 million of debt outstanding, which consists solely of property-specific mortgage debt with no near-term maturities. Ten of the Company’s 20 hotels are unencumbered by mortgage debt and the Company’s $200 million senior unsecured credit facility is unused. In addition, the Company has approximately $177 million of unrestricted cash on hand as of December 31, 2009.
The Company continues to maintain its straightforward capital structure. As of December 31, 2009, the Company continued to own 100% of its properties directly and has never issued operating partnership units or preferred stock.
Frenchman’s Reef Mortgage Loan
During the fourth quarter, the Company recognized that it was out of compliance with certain loan requirements related to the completion of specified capital projects at Frenchman’s Reef and Morning Star Marriott Beach Resort (“Frenchman’s Reef”). The Company proactively raised the issue with the loan servicer and is currently in discussions to reach a mutually agreeable solution.

Specifically, as of December 31, 2009, the Company had not completed certain capital projects required under the $62.5 million limited recourse mortgage loan secured by Frenchman’s Reef (the “Loan”). The Loan stipulated that the Company should complete certain capital projects by December 31, 2008 and December 31, 2009, respectively, or request for the extension of the due date in accordance with the Loan. The failure to complete the capital projects or receive an extension resulted in a non-monetary Event of Default as of January 1, 2009. During an Event of Default the lender has the ability to charge penalty interest of 5% above the Loan’s stated interest rate. In addition, the lender has the right to declare that the Loan is due and payable which will accelerate the maturity date of the loan. As of February 26, 2010, the lender has not declared the Loan due and payable. The Loan penalty interest is $3.1 million for the year ended December 31, 2009.
The Company is currently in discussions with the Loan master servicer and special servicer to obtain a waiver of the Event of Default and extend the due date of the capital projects to December 31, 2012. If the Loan servicers accept the Company’s proposed solution to this Event of Default and enter into the amendment, the Company may reverse the $3.1 million penalty interest accrual. If the Company is unable to reach agreement with the Loan servicers, there is a risk that the lender will exercise its right to accelerate the Loan. The Loan is non-recourse to the Company with the exception of a $2 million corporate guaranty of the completion of certain capital projects. The corporate guaranty is not eliminated in the event of an acceleration of the Loan or lender foreclosure of Frenchman’s Reef.
Management Transitions
The Company recorded charges totaling $2.6 million relating to two management changes during 2009. First, the Company’s Executive Chairman, William W. McCarten, announced his intention to retire as of December 31, 2009 and act as the non-executive Chairman of the Board in 2010. In connection with this change, our Board of Directors granted Mr. McCarten eligible retiree status and the Company recorded a non-cash charge of approximately $1.0 million to accelerate unrecognized stock-based compensation expense. Secondly, the Company’s Executive Vice President and General Counsel, Michael D. Schecter, was terminated in December 2009 and, as a result, the Company recorded a non-recurring charge of $1.6 million.
Dividends
On January 29, 2010, the Company paid a dividend to its stockholders of record as of December 28, 2009 in the amount of $0.33 per share, which represented 100% of its 2009 taxable income. The Company relied on the Internal Revenue Service’s Revenue Procedure 2009-15, as amplified and superseded by Revenue Procedure 2010-12, that allowed it to pay 90% of the dividend in shares of its common stock and the remainder in cash. The Company paid the dividend in the form of approximately $4.1 million in cash and 3.9 million shares of its common stock. The Company intends to pay its next dividend on a date close to December 31, 2010 in an amount equal to its 2010 taxable income. The Company’s Board of Directors will assess all relevant factors prior to determining whether to pay a portion of its 2010 dividend in common stock as permitted by Revenue Procedure 2010-12.

2009 Impairment
During the year ended December 31, 2009, the Company recorded an impairment loss of $2.5 million on the favorable leasehold asset related to its option to develop an addition to our Westin Boston Waterfront on an adjacent parcel of land. This impairment reflects the deterioration of the value of this option from $12.0 million to $9.5 million during the year. As of December 31, 2009, the Company has a total of $12.1 million of intangible assets with indefinite useful lives that it regularly assesses for impairment.
Earnings Call
The Company will host a conference call to discuss its fourth quarter and full year 2009 results on Friday, February 26, 2010, at 10:00 am Eastern Time (ET). To participate in the live call, investors are invited to dial 1-888-679-8018 (for domestic callers) or 617-213-4845 (for international callers). The participant passcode is 88379808. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for one year.
About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. DiamondRock owns 20 hotels with approximately 9,600 guestrooms. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the Company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the Company’s ability to complete planned renovations on budget; the Company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the Company’s ability to complete acquisitions; the Company’s ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and the Company’s ability to continue to satisfy complex rules in order for it to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

Reporting Periods for Statement of Operations
The results reported in the Company’s consolidated statements of operations are based on results of its hotels reported by hotel managers. The Company’s hotel managers use different reporting periods. Marriott International, the manager of most of the Company’s properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Davidson Hotel Company, manager of the Westin Atlanta North, Vail Resorts, manager of the Vail Marriott, Hilton Hotels Corporation, manager of the Conrad Chicago, and Westin Hotel Management, L.P., manager of the Westin Boston Waterfront report results on a monthly basis. Additionally, the Company, as a REIT, is required by U.S. federal tax laws to report results on a calendar year basis. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but the fourth quarter ends on December 31 and full year results, as reported in the statement of operations, always include the same number of days as the calendar year.
Two consequences of the reporting cycle the Company has adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) the first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.
While the reporting calendar the Company adopted is more closely aligned with the reporting calendar used by the manager of most of its properties, one final consequence of the calendar is the Company is unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, or the Westin Boston Waterfront for the month of operations that ends after its fiscal quarter-end because none of Vail Resorts, Davidson Hotel Company, Hilton Hotels Corporation, Westin Hotel Management, L.P., and Marriott International make mid-month results available. As a result, the quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, and the Westin Boston Waterfront as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Ground Leases
Four of the Company’s hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, Salt Lake City Downtown Marriott, and the Westin Boston Waterfront. In addition, part of a parking structure at a fifth hotel and two golf courses at two additional hotels are also subject to ground leases. In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. For the fourth quarter 2009, contractual cash rent payable on the ground leases totaled $0.5 million and the Company recorded approximately $2.9 million in ground rent expense. The non-cash portion of ground rent expense recorded for the fourth quarter 2009 was $2.4 million.

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	2009	2008
	(In thousands, except share amounts)
ASSETS
Property and equipment, at cost	$2,171,311	$2,146,616
Less: accumulated depreciation	(309,224)	(226,400)

	1,862,087	1,920,216
Restricted cash	31,274	30,060
Due from hotel managers	45,200	61,062
Favorable lease assets, net	37,319	40,619
Prepaid and other assets	58,607	33,414
Cash and cash equivalents	177,380	13,830
Deferred financing costs, net	3,624	3,335

Total assets	$2,215,491	$2,102,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage debt	$786,777	$821,353
Senior unsecured credit facility	—	57,000

Total debt	786,777	878,353

Deferred income related to key money, net	19,763	20,328
Unfavorable contract liabilities, net	82,684	84,403
Dividends declared and unpaid	41,810	—
Due to hotel managers	29,847	35,196
Accounts payable and accrued expenses	79,104	66,624

Total other liabilities	253,208	206,551

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized; 124,299,423 and 90,050,264 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,243	901
Additional paid-in capital	1,311,053	1,100,541
Accumulated deficit	(136,790)	(83,810)

Total stockholders’ equity	1,175,506	1,017,632

Total liabilities and stockholders’ equity	$2,215,491	$2,102,536

DIAMONDROCK HOSPITALITY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
Fiscal Quarters Ended December 31, 2009 and 2008
(in thousands, except share and per share amounts)

	2009	2008
	(Unaudited)
Revenues:
Rooms	$111,378	$135,929
Food and beverage	54,922	70,349
Other	9,430	11,681

Total revenues	175,730	217,959

Operating Expenses:
Rooms	30,222	33,037
Food and beverage	38,078	46,916
Management fees	6,313	8,712
Other hotel expenses	65,580	72,711
Impairment of favorable lease asset	1,256	695
Depreciation and amortization	25,417	25,144
Corporate expenses	7,222	4,440

Total operating expenses	174,088	191,655

Operating income	1,642	26,304

Interest income	(103)	(582)
Interest expense	17,935	16,647

Total other expenses (income)	17,832	16,065

(Loss) income before income taxes	(16,190)	10,239
Income tax benefit	7,175	3,546

Net (loss) income	$(9,015)	$13,785

(Loss) earnings per share:
Basic and diluted (loss) earnings per share	$(0.07)	$0.15

Weighted-average number of common shares outstanding:
Basic	120,602,279	90,517,083

Diluted	120,602,279	90,517,083

DIAMONDROCK HOSPITALITY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009 and 2008
(in thousands, except share and per share amounts)

	2009	2008
	(In thousands, except share amounts)
Revenues:
Rooms	$365,039	$444,070
Food and beverage	177,345	211,475
Other	33,297	37,689

Total revenues	575,681	693,234

Operating Expenses:
Rooms	97,089	105,868
Food and beverage	124,046	145,181
Management fees	19,556	28,569
Other hotel expenses	212,282	228,469
Impairment of favorable lease asset	2,542	695
Depreciation and amortization	82,729	78,156
Corporate expenses	18,317	13,987

Total operating expenses	556,561	600,925

Operating income	19,120	92,309

Interest income	(368)	(1,648)
Interest expense	51,609	50,404

Total other expenses (income)	51,241	48,756

(Loss) income before income taxes	(32,121)	43,553
Income tax benefit	21,031	9,376

Net (loss) income	$(11,090)	$52,929

(Loss) earnings per share:
Basic and diluted (loss) earnings per share	$(0.10)	$0.56

Weighted-average number of common shares outstanding:
Basic	107,404,074	93,064,790

Diluted	107,404,074	93,116,162

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008
(in thousands)

	2009	2008
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(11,090)	$52,929
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Real estate depreciation	82,729	78,156
Corporate asset depreciation as corporate expenses	145	164
Non-cash financing costs as interest	930	808
Non-cash ground rent	7,720	7,755
Impairment of favorable lease asset	2,542	695
Amortization of debt premium and unfavorable contract liabilities	(1,720)	(1,720)
Amortization of deferred income	(564)	(557)
Yield support received	—	797
Stock-based compensation	6,937	3,981
Deferred income tax benefit	(21,566)	(10,128)
Changes in assets and liabilities:
Prepaid expenses and other assets	(430)	(2,183)
Due to/from hotel managers	10,513	1,773
Restricted cash	520	(1,773)
Accounts payable and accrued expenses	3,872	(1,196)

Net cash provided by operating activities	80,538	129,501

Cash flows from investing activities:
Purchase of ground lease interest	(874)	—
Hotel capital expenditures	(24,692)	(65,116)
Receipt of deferred key money	—	5,000
Change in restricted cash	(2,465)	3,449

Net cash used in investing activities	(28,031)	(56,667)

Cash flows from financing activities:
Proceeds from mortgage debt	43,000	—
Repayments of mortgage debt	(73,409)	—
Repayments of credit facility	(57,000)	(116,000)
Draws on credit facility	—	173,000
Scheduled mortgage debt principal payments	(4,167)	(3,173)
Payment of financing costs	(1,219)	(123)
Proceeds from sale of common stock	205,642	—
Payment of costs related to sale of common stock	(667)	—
Repurchase of shares	(1,057)	(49,434)
Payment of dividends	(80)	(93,047)

Net cash provided by (used in) financing activities	111,043	(88,777)

Net increase (decrease) in cash and cash equivalents	163,550	(15,943)
Cash and cash equivalents, beginning of year	13,830	29,773

Cash and cash equivalents, end of year	$177,380	$13,830

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$47,595	$49,614

Cash paid for income taxes	$1,023	$1,080

Capitalized interest	$19	$259

Non-cash Financing Activities:
Unpaid dividends	$41,810	$—

Non-GAAP Financial Measures
We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA, (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.
EBITDA represents net income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical (in 000s)
	Fiscal Quarter Ended December 31,
	2009	2008
	(In thousands)
Net (loss) income	$(9,015)	$13,785
Interest expense	17,935	16,647
Income tax benefit	(7,175)	(3,546)
Real estate related depreciation	25,417	25,144

EBITDA	$27,162	$52,030

	Historical (in 000s)
	Year Ended December 31,
	2009	2008
	(In thousands)
Net (loss) income	$(11,090)	$52,929
Interest expense	51,609	50,404
Income tax benefit	(21,031)	(9,376)
Real estate related depreciation	82,729	78,156

EBITDA	$102,217	$172,113

We also evaluate our performance by reviewing Adjusted EBITDA because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:
•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.
•	The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.
•	Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.
•	Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

•	Impairment Losses and Gains or Losses on Dispositions: We exclude the effect of impairment losses and gains or losses on dispositions recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to depreciation expense, which is also excluded from EBITDA.
•	Acquisition Costs: We exclude acquisition transaction costs expensed during the period from EBITDA because we believe that including these costs in EBITDA is not consistent with the underlying performance of the Company. The GAAP accounting treatment of acquisition costs was modified effective January 1, 2009 to require companies to expense acquisition costs as incurred. The previous GAAP accounting treatment was to capitalize acquisition costs.
•	Other Non-Cash and / or Non-Recurring Items: We exclude the effect of certain non-cash and / or non-recurring items, including management transition costs, from EBITDA because we believe that including these costs in EBITDA is not consistent with the underlying performance of the Company.

	Historical (in 000s)
	Fiscal Quarter Ended December 31,
	2009	2008
	(In thousands)
EBITDA	$27,162	$52,030
Non-cash ground rent	2,370	2,434
Non-cash amortization of unfavorable contract liabilities	(529)	(529)
Impairment of favorable lease asset	1,256	695
Management transition costs	2,597	—

Adjusted EBITDA	$32,856	$54,630

	Historical (in 000s)
	Year Ended December 31,
	2009	2008
	(In thousands)
EBITDA	$102,217	$172,113
Non-cash ground rent	7,720	7,755
Non-cash amortization of unfavorable contract liabilities	(1,720)	(1,719)
Impairment of favorable lease asset	2,542	695
Management transition costs	2,597	—

Adjusted EBITDA	$113,356	$178,844

We compute FFO in accordance with standards established by NAREIT (which defines FFO as net income determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization. We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in assessing our results.

	Historical (in 000s)
	Fiscal Quarter Ended December 31,
	2009	2008
	(In thousands)
Net (loss) income	$(9,015)	$13,785
Real estate related depreciation	25,417	25,144

FFO	$16,402	$38,929

FFO per share (basic and diluted)	$0.14	$0.43

	Historical (in 000s)
	Year Ended December 31,
	2009	2008
	(In thousands)
Net (loss) income	$(11,090)	$52,929
Real estate related depreciation	82,729	78,156

FFO	$71,639	$131,085

FFO per share (basic and diluted)	$0.67	$1.41

We also evaluate our performance by reviewing Adjusted FFO because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:
•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.
•	The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.
•	Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.
•	Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.
•	Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains or losses on dispositions and depreciation expense, both of which are also excluded from FFO.
•	Acquisition Costs: We exclude acquisition transaction costs expensed during the period from FFO because we believe that including these costs in FFO is not consistent with the underlying performance of the Company. The GAAP accounting treatment of acquisition costs was modified effective January 1, 2009 to require companies to expense acquisition costs as incurred. The previous GAAP accounting treatment was to capitalize acquisition costs.
•	Other Non-Cash and / or Non-Recurring Items: We exclude the effect of certain non-cash and / or non-recurring items, including management transition costs, from FFO because we believe that including these costs in FFO is not consistent with the underlying performance of the Company.

	Historical (in 000s)
	Fiscal Quarter Ended December 31,
	2009	2008
	(In thousands)
FFO	$16,402	$38,929
Non-cash ground rent	2,370	2,434
Non-cash amortization of unfavorable contract liabilities	(529)	(529)
Impairment of favorable lease asset	1,256	695
Management transition costs	2,597	—

Adjusted FFO	$22,096	$41,529

Adjusted FFO per share (basic and diluted)	$0.18	$0.46

	Historical (in 000s)
	Year Ended December 31,
	2009	2008
	(In thousands)
FFO	$71,639	$131,085
Non-cash ground rent	7,720	7,755
Non-cash amortization of unfavorable contract liabilities	(1,720)	(1,719)
Impairment of favorable lease asset	2,542	695
Management transition costs	2,597	—

Adjusted FFO	$82,778	$137,816

Adjusted FFO per share (basic and diluted)	$0.77	$1.48

Certain Definitions
In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

DIAMONDROCK HOSPITALITY COMPANY
HOTEL OPERATIONAL DATA
Schedule of Property Level Results
(in thousands)
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Rooms	$111,378	$135,929	$365,039	$444,070
Food and beverage	54,922	70,349	177,345	211,475
Other	9,430	11,681	33,297	37,689

Total revenues	175,730	217,959	575,681	693,234

Operating Expenses:
Rooms departmental expenses	$30,222	$33,037	$97,089	$105,868
Food and beverage departmental expenses	38,078	46,916	124,046	145,181
Other direct departmental	5,325	6,843	18,839	21,742
General and administrative	16,236	17,652	51,929	57,124
Utilities	7,603	8,580	24,549	27,773
Repairs and maintenance	8,914	9,861	28,629	30,432
Sales and marketing	13,347	14,877	42,105	47,583
Base management fees	4,682	5,939	15,236	18,893
Incentive management fees	1,631	2,773	4,320	9,676
Property taxes	7,645	8,133	25,763	23,912
Ground rent	2,933	3,011	9,579	9,805
Other fixed expenses	3,577	3,754	10,889	10,098

Total hotel operating expenses	$140,193	$161,376	$452,973	$508,087

Hotel EBITDA	35,537	56,583	122,708	185,147

Non-cash ground rent	2,370	2,434	7,720	7,755
Non-cash amortization of unfavorable contract liabilities	(529)	(529)	(1,720)	(1,719)

Hotel Adjusted EBITDA	$37,378	$58,488	$128,708	$191,183

Market Capitalization as of December 31, 2009
(in thousands, except per share data)

Enterprise Value

Common equity capitalization (at 12/31/09 closing price of $8.47/share)	$1,071,333

Consolidated debt	786,777

Cash and cash equivalents	(177,380)

Total enterprise value	$1,680,730

Share Reconciliation

Common shares outstanding	124,299

Unvested restricted stock held by management and employees	1,719

Share grants under deferred compensation plan held by corporate officers	467

Combined shares outstanding	126,485

Debt Summary as of December 31, 2009
(dollars in thousands)

	Interest		Outstanding
Property	Rate	Term	Principal	Maturity
Courtyard Manhattan / Midtown East	8.810%	Fixed	$42,949	October 2014
Salt Lake City Marriott Downtown	5.500%	Fixed	33,108	January 2015
Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	51,000	June 2016
Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015
Marriott Frenchman’s Reef	5.440%	Fixed	61,422	August 2015
Renaissance Worthington	5.400%	Fixed	57,103	July 2015
Orlando Airport Marriott	5.680%	Fixed	59,000	January 2016
Chicago Marriott Downtown	5.975%	Fixed	219,595	April 2016
Austin Renaissance Hotel	5.507%	Fixed	83,000	December 2016
Waverly Renaissance Hotel	5.503%	Fixed	97,000	December 2016
Senior Unsecured Credit Facility	LIBOR + 1.25%	Variable	—	February 2011

Total Debt			$786,777

Operating Statistics — Fourth Fiscal Quarter 2009

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	4Q 2009	4Q 2008	B/(W)	4Q 2009	4Q 2008	B/(W)	4Q 2009	4Q 2008	B/(W)	4Q 2009	4Q 2008	B/(W)

Atlanta Alpharetta	$118.29	$145.66	(18.8%)	59.7%	55.0%	4.7%	$70.64	$80.13	(11.8%)	25.4%	27.1%	(1.7%)
Westin Atlanta North (1)	$96.63	$124.51	(22.4%)	66.1%	61.0%	5.1%	$63.89	$75.98	(15.9%)	12.3%	21.6%	(9.3%)
Atlanta Waverly	$128.97	$141.10	(8.6%)	54.0%	59.6%	(5.6%)	$69.65	$84.04	(17.1%)	21.0%	28.4%	(7.4%)
Renaissance Austin	$144.94	$166.44	(12.9%)	53.0%	66.0%	(13.0%)	$76.76	$109.77	(30.1%)	26.1%	31.4%	(5.3%)
Bethesda Marriott Suites	$164.64	$191.04	(13.8%)	65.0%	64.7%	0.3%	$106.99	$123.67	(13.5%)	25.0%	29.7%	(4.7%)
Boston Westin (1)	$199.70	$215.13	(7.2%)	66.4%	67.4%	(1.0%)	$132.54	$145.08	(8.6%)	25.8%	31.9%	(6.1%)
Chicago Marriott	$188.27	$216.57	(13.1%)	74.9%	72.9%	2.0%	$141.00	$157.80	(10.6%)	23.7%	26.9%	(3.2%)
Chicago Conrad (1)	$202.32	$256.08	(21.0%)	76.4%	75.6%	0.8%	$154.55	$193.53	(20.1%)	28.6%	36.3%	(7.7%)
Courtyard Fifth Avenue	$288.33	$326.51	(11.7%)	87.0%	84.7%	2.3%	$250.85	$276.60	(9.3%)	36.7%	44.8%	(8.1%)
Courtyard Midtown East	$270.55	$333.70	(18.9%)	84.6%	83.7%	0.9%	$228.89	$279.38	(18.1%)	38.9%	46.4%	(7.5%)
Frenchman’s Reef (1)	$187.30	$197.91	(5.4%)	69.0%	68.9%	0.1%	$129.32	$136.41	(5.2%)	(4.1%)	(4.7%)	0.6%
Griffin Gate Marriott	$128.69	$158.24	(18.7%)	62.3%	61.9%	0.4%	$80.14	$97.92	(18.2%)	28.9%	32.9%	(4.0%)
Los Angeles Airport	$101.51	$113.43	(10.5%)	71.5%	79.9%	(8.4%)	$72.61	$90.65	(19.9%)	15.1%	23.5%	(8.4%)
Oak Brook Hills	$109.31	$130.64	(16.3%)	43.3%	51.2%	(7.9%)	$47.30	$66.85	(29.2%)	10.1%	19.1%	(9.0%)
Orlando Airport Marriott	$96.04	$107.56	(10.7%)	68.6%	69.7%	(1.1%)	$65.86	$74.98	(12.2%)	21.3%	25.2%	(3.9%)
Salt Lake City Marriott	$123.37	$135.27	(8.8%)	48.4%	54.5%	(6.1%)	$59.67	$73.77	(19.1%)	18.1%	22.5%	(4.4%)
The Lodge at Sonoma	$200.56	$222.85	(10.0%)	62.5%	67.1%	(4.6%)	$125.37	$149.54	(16.2%)	19.0%	21.1%	(2.1%)
Torrance Marriott South Bay	$99.13	$119.57	(17.1%)	78.6%	69.8%	8.8%	$77.95	$83.44	(6.6%)	22.0%	26.0%	(4.0%)
Vail Marriott (1)	$186.77	$194.78	(4.1%)	40.6%	53.9%	(13.3%)	$75.90	$105.01	(27.7%)	2.0%	16.9%	(14.9%)
Renaissance Worthington	$160.88	$169.82	(5.3%)	65.2%	72.0%	(6.8%)	$104.93	$122.35	(14.2%)	22.6%	29.8%	(7.2%)

(1)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the fourth quarter and includes the months of September, October, November and December.

Operating Statistics — Year Ended December 31, 2009

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	YTD 2009	YTD 2008	B/(W)	YTD 2009	YTD 2008	B/(W)	YTD 2009	YTD 2008	B/(W)	YTD 2009	YTD 2008	B/(W)

Atlanta Alpharetta	$122.60	$147.89	(17.1%)	60.0%	59.6%	0.4%	$73.53	$88.20	(16.6%)	25.6%	30.1%	(4.5%)
Westin Atlanta North	$100.29	$136.74	(26.7%)	67.7%	61.5%	6.2%	$67.91	$84.13	(19.3%)	12.5%	25.4%	(12.9%)
Atlanta Waverly	$131.96	$142.19	(7.2%)	60.8%	66.8%	(6.0%)	$80.25	$94.95	(15.5%)	22.6%	25.9%	(3.3%)
Renaissance Austin	$146.03	$161.09	(9.3%)	59.4%	68.6%	(9.2%)	$86.68	$110.50	(21.6%)	28.6%	29.3%	(0.7%)
Bethesda Marriott Suites	$167.61	$191.34	(12.4%)	63.7%	69.8%	(6.1%)	$106.83	$133.61	(20.0%)	24.2%	28.7%	(4.5%)
Boston Westin	$194.46	$203.40	(4.4%)	67.9%	69.1%	(1.2%)	$132.05	$140.55	(6.0%)	26.6%	29.7%	(3.1%)
Chicago Marriott	$175.12	$208.74	(16.1%)	74.2%	73.1%	1.1%	$129.92	$152.51	(14.8%)	21.1%	26.1%	(5.0%)
Chicago Conrad	$187.34	$238.42	(21.4%)	74.8%	75.6%	(0.8%)	$140.10	$180.35	(22.3%)	24.7%	31.9%	(7.2%)
Courtyard Fifth Avenue	$232.61	$300.36	(22.6%)	88.7%	87.8%	0.9%	$206.28	$263.80	(21.8%)	26.9%	38.9%	(12.0%)
Courtyard Midtown East	$222.50	$302.57	(26.5%)	85.3%	88.3%	(3.0%)	$189.72	$267.17	(29.0%)	30.2%	42.6%	(12.4%)
Frenchman’s Reef	$212.52	$238.09	(10.7%)	81.6%	79.8%	1.8%	$173.39	$190.07	(8.8%)	18.8%	18.8%	0.0%
Griffin Gate Marriott	$124.57	$145.33	(14.3%)	62.6%	64.1%	(1.5%)	$78.00	$93.10	(16.2%)	25.0%	27.9%	(2.9%)
Los Angeles Airport	$106.58	$114.51	(6.9%)	73.5%	84.5%	(11.0%)	$78.39	$96.79	(19.0%)	15.9%	23.9%	(8.0%)
Oak Brook Hills	$114.92	$132.39	(13.2%)	43.0%	52.2%	(9.2%)	$49.47	$69.12	(28.4%)	13.2%	20.2%	(7.0%)
Orlando Airport Marriott	$102.77	$117.43	(12.5%)	73.1%	72.8%	0.3%	$75.08	$85.48	(12.2%)	25.4%	29.0%	(3.6%)
Salt Lake City Marriott	$131.66	$135.49	(2.8%)	52.0%	65.4%	(13.4%)	$68.40	$88.67	(22.9%)	21.7%	27.9%	(6.2%)
The Lodge at Sonoma	$193.23	$224.47	(13.9%)	61.9%	69.3%	(7.4%)	$119.52	$155.54	(23.2%)	13.6%	20.4%	(6.8%)
Torrance Marriott South Bay	$107.82	$124.03	(13.1%)	73.5%	78.3%	(4.8%)	$79.22	$97.10	(18.4%)	22.3%	28.8%	(6.5%)
Vail Marriott	$205.19	$237.18	(13.5%)	56.2%	64.4%	(8.2%)	$115.30	$152.80	(24.5%)	19.8%	29.2%	(9.4%)
Renaissance Worthington	$161.48	$174.46	(7.4%)	65.0%	73.3%	(8.3%)	$104.91	$127.82	(17.9%)	26.8%	28.4%	(1.6%)

Hotel Adjusted EBITDA Reconciliation
(in thousands)

	4th Quarter 2009
					Plus:	Equals:
		Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Total Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$3,715	$567	$375	$—	$—	$942
Westin Atlanta North (2)	$4,759	$44	$543	$—	$—	$587
Atlanta Waverly	$8,290	$(1,242)	$1,330	$1,653	$—	$1,741
Renaissance Austin	$8,270	$(512)	$1,255	$1,417	$—	$2,160
Bethesda Marriott Suites	$4,310	$(1,604)	$669	$68	$1,945	$1,078
Boston Westin (2)	$21,885	$1,651	$3,844	$—	$156	$5,651
Chicago Marriott	$28,559	$(966)	$4,149	$4,084	$(486)	$6,781
Chicago Conrad (2)	$7,733	$683	$1,527	$—	$—	$2,210
Courtyard Fifth Avenue	$5,209	$207	$584	$1,056	$64	$1,911
Courtyard Midtown East	$8,231	$1,289	$693	$1,220	$—	$3,202
Frenchman’s Reef (2)	$12,079	$(5,795)	$1,123	$4,175	$—	$(497)
Griffin Gate Marriott	$7,419	$1,014	$1,047	$84	$(1)	$2,144
Los Angeles Airport	$13,955	$(971)	$1,715	$1,367	$—	$2,111
Oak Brook Hills	$5,582	$(611)	$1,006	$—	$167	$562
Orlando	$5,734	$(789)	$975	$1,037	$—	$1,223
Salt Lake City Marriott	$5,370	$(609)	$1,011	$571	$—	$973
The Lodge at Sonoma	$4,485	$312	$538	$—	$—	$850
Torrance Marriott South Bay	$6,501	$419	$1,012	$—	$—	$1,431
Vail Marriott (2)	$4,555	$(885)	$976	$—	$—	$91
Renaissance Worthington	$9,093	$40	$1,047	$963	$4	$2,054

(1)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(2)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the fourth quarter and includes the months of September, October, November, and December.

Hotel Adjusted EBITDA Reconciliation
(in thousands)

	4th Quarter 2008
					Plus:	Equals:
		Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Total Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$4,603	$891	$355	$—	$—	$1,246
Westin Atlanta North (2)	$5,921	$396	$885	$—	$—	$1,281
Atlanta Waverly	$10,826	$49	$1,293	$1,728	$—	$3,070
Renaissance Austin	$11,547	$939	$1,195	$1,494	$—	$3,628
Bethesda Marriott Suites	$5,390	$(1,108)	$649	$108	$1,952	$1,601
Boston Westin (2)	$26,676	$4,574	$3,786	$—	$157	$8,517
Chicago Marriott	$32,443	$646	$4,271	$4,287	$(486)	$8,718
Chicago Conrad (2)	$9,717	$2,096	$1,428	$—	$—	$3,524
Courtyard Fifth Avenue	$6,049	$890	$592	$1,111	$116	$2,709
Courtyard Midtown East	$10,491	$3,469	$695	$709	$—	$4,873
Frenchman’s Reef (2)	$13,530	$(2,704)	$954	$1,112	$—	$(638)
Griffin Gate Marriott	$9,863	$1,711	$1,052	$479	$(2)	$3,240
Los Angeles Airport	$18,008	$1,140	$1,648	$1,442	$—	$4,230
Oak Brook Hills	$7,568	$211	$1,064	$—	$167	$1,442
Orlando	$6,901	$(333)	$977	$1,093	$—	$1,737
Salt Lake City Marriott	$6,794	$264	$684	$584	$—	$1,532
The Lodge at Sonoma	$5,492	$475	$682	$—	$—	$1,157
Torrance Marriott South Bay	$7,098	$853	$995	$—	$—	$1,848
Vail Marriott (2)	$6,921	$238	$932	$—	$—	$1,170
Renaissance Worthington	$12,119	$1,591	$1,007	$1,007	$3	$3,608

(1)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(2)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the fourth quarter and includes the months of September, October, November, and December.

Hotel Adjusted EBITDA Reconciliation
(in thousands)

	Full Year 2009
					Plus:	Equals:
		Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Total Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$12,455	$2,010	$1,181	$—	$—	$3,191
Westin Atlanta North	$14,730	$(265)	$2,102	$—	$—	$1,837
Atlanta Waverly	$29,562	$(3,025)	$4,277	$5,436	$—	$6,688
Renaissance Austin	$29,152	$(344)	$4,019	$4,660	$—	$8,335
Bethesda Marriott Suites	$14,126	$(5,251)	$2,165	$182	$6,321	$3,417
Boston Westin	$65,517	$4,548	$12,398	$—	$507	$17,453
Chicago Marriott	$86,686	$(7,511)	$13,905	$13,435	$(1,581)	$18,248
Chicago Conrad	$21,834	$579	$4,814	$—	$—	$5,393
Courtyard Fifth Avenue	$14,111	$(1,767)	$1,889	$3,471	$207	$3,800
Courtyard Midtown East	$22,561	$1,815	$2,238	$2,764	$—	$6,817
Frenchman’s Reef	$48,159	$(833)	$3,317	$6,564	$—	$9,048
Griffin Gate Marriott	$23,325	$1,315	$3,416	$1,111	$(4)	$5,838
Los Angeles Airport	$47,712	$(2,448)	$5,555	$4,493	$—	$7,600
Oak Brook Hills	$19,605	$(1,232)	$3,283	$—	$542	$2,593
Orlando	$20,765	$(1,334)	$3,196	$3,410	$—	$5,272
Salt Lake City Marriott	$19,513	$(693)	$3,052	$1,883	$—	$4,242
The Lodge at Sonoma	$13,889	$(201)	$2,094	$—	$—	$1,893
Torrance Marriott South Bay	$20,772	$1,318	$3,304	$—	$—	$4,622
Vail Marriott	$20,683	$950	$3,151	$—	$—	$4,101
Renaissance Worthington	$30,526	$1,616	$3,372	$3,175	$11	$8,174

(1)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

Hotel Adjusted EBITDA Reconciliation
(in thousands)

	Full Year 2008
					Plus:	Equals:
		Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Total Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$14,909	$3,466	$1,028	$—	$—	$4,494
Westin Atlanta North	$18,346	$1,810	$2,846	$—	$—	$4,656
Atlanta Waverly	$35,173	$(457)	$4,112	$5,468	$—	$9,123
Renaissance Austin	$35,686	$2,212	$3,582	$4,674	$—	$10,468
Bethesda Marriott Suites	$17,584	$(3,729)	$2,109	$325	$6,348	$5,053
Boston Westin	$72,993	$9,201	$11,987	$—	$507	$21,695
Chicago Marriott	$96,238	$1,125	$12,277	$13,308	$(1,581)	$25,129
Chicago Conrad	$27,440	$4,356	$4,410	$—	$—	$8,766
Courtyard Fifth Avenue	$18,054	$1,421	$1,906	$3,480	$207	$7,014
Courtyard Midtown East	$31,671	$9,016	$2,224	$2,239	$—	$13,479
Frenchman’s Reef	$54,715	$3,820	$2,971	$3,484	$—	$10,275
Griffin Gate Marriott	$28,219	$3,107	$3,254	$1,504	$2	$7,867
Los Angeles Airport	$59,065	$4,207	$5,363	$4,528	$—	$14,098
Oak Brook Hills	$24,562	$1,028	$3,385	$—	$542	$4,955
Orlando	$24,357	$567	$3,076	$3,424	$—	$7,067
Salt Lake City Marriott	$24,915	$2,962	$2,057	$1,938	$—	$6,957
The Lodge at Sonoma	$18,140	$1,515	$2,192	$—	$—	$3,707
Torrance Marriott South Bay	$25,110	$4,046	$3,197	$—	$—	$7,243
Vail Marriott	$27,800	$5,124	$2,993	$—	$—	$8,117
Renaissance Worthington	$38,256	$4,488	$3,186	$3,176	$12	$10,862

(1)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.